 Exhibit 1.2

As of February 16, 2024

A.G.P./ Alliance Global Partners

590 Madison Avenue, 28th Floor

New York, NY 10022

Re:	Amendment to Underwriting Agreement

Ladies and Gentlemen:

Reference is made to the Underwriting Agreement (the “Underwriting Agreement”) dated as of February 15, 2024 between Chromocell Therapeutics Corporation, a Delaware corporation (the “Company”) and A.G.P./ Alliance Global Partners (the “Representative”). Capitalized terms used but not defined herein shall have the meanings given to them in the Underwriting Agreement as of the date thereof.

This letter agreement (this “Letter Agreement”) confirms our recent discussions regarding certain modifications to the Underwriting Agreement.

In consideration of the foregoing recitals and the covenants and agreements set forth in the Underwriting Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Representative hereby agree as follows:

(1)	Section 1(a) of the Underwriting Agreement is hereby amended and restated in its entirety as follows:

“(a)         Purchase of Firm Shares. On the basis of the representations, warranties and agreements of the Company contained herein and subject to all the terms and conditions of this Agreement, the Company agrees to sell to the Underwriters, severally and not jointly, and the Underwriters, severally and not jointly, agree to purchase from the Company, the number of Firm Shares set forth opposite the name of such Underwriter on Schedule A, at a purchase price (the “Purchase Price”) (prior to discount and commissions) of $6.00 per Share (or $5.58 per Share net of discount and commissions).”

(2)	Section 4(m)1) of the Underwriting Agreement is hereby amended and restated in its entirety as follows.

“1)         An underwriting discount equal to seven percent (7%) of the aggregate gross proceeds raised in the offering of Public Securities;”

(3)	All other provisions of the Underwriting Agreement shall remain unaffected by the terms hereof.

(4)	This Letter Agreement may be signed in any number of counterparts, each of which shall be an original and all of which shall be deemed to be one and the same instrument, with the same effect as if the signatures thereto and hereto were upon the same instrument. A facsimile signature or electronic signature shall be deemed to be an original signature for purposes of this Letter Agreement.

(5)	All communications and notices hereunder shall be given as provided in the Underwriting Agreement.

(6)	This Letter Agreement shall be governed by and construed and enforced in accordance with the laws of the State of New York, without giving effect to conflicts of law principles that would result in the application of the substantive laws of another jurisdiction.

[signature page follows]

IN WITNESS WHEREOF, the parties have duly executed this Letter Agreement to the Underwriting Agreement as of the date first written above.

CHROMOCELL THERAPEUTICS CORPORATION

By:	/s/ Francis Knuettel II
Name: Francis Knuettel II
Title: Interim Chief Executive Officer

Agreed and Accepted:

Alliance Global Partners,

By:	/s/ Thomas Higgins
Name: Thomas Higgins
Title: Managing Director

[Signature Page to Underwriting Agreement Letter Agreement]

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